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                                 EXHIBIT 99(ii)
                                 --------------




                                  May 31, 2001


R. Steve Aaron
President and CEO
Catawba Valley Bank
Catawba Valley Bancshares, Inc.
Post Office Box 2328
Hickory, North Carolina  28603-2328

W. Alex Hall
President and CEO
First Gaston Bank of North Carolina
Post Office Box 1478
Gastonia, North Carolina  28053-1478


This Letter of Intent, when countersigned by each of the Presidents named above, will confirm our tentative agreement as set forth below. This Letter of Intent supersedes all previous written and oral proposals made by either of us to each other.

Structure of the proposed transaction

Catawba Valley Bancshares, Inc. ("CVB"), the parent company of Catawba Valley Bank ("Catawba"), will be the resulting bank holding company from the proposed transaction. In the transaction, the shareholders of CVB will approve a name change to a name more generically recognized and mutually agreed to by the undersigned. First Gaston Bank of North Carolina ("First Gaston") will, together with Catawba, become wholly-owned subsidiaries of CVB.

To effect the reorganization as described above, the shareholders of First Gaston will exchange their shares of common stock for shares of common stock of CVB. Shareholders of CVB will retain their issued and outstanding shares. The exchange ratio of the shares of First Gaston for shares of the common stock of CVB will be .8934 shares of CVB common stock for each share of First Gaston common stock.

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Directors

The Board of Directors of CVB will consist of four (4) representatives from each of CVB and First Gaston which will include Messrs. Aaron and Hall. The existing Boards of Directors of CVB and First Gaston will remain unchanged. The names of Catawba and First Gaston will remain unchanged.

Officers

The officers of CVB will consist of the following:

     President                                  Steve Aaron

     Executive Vice President                   Alex Hall

     Chief Financial Officer                    Susan Mikels

     Corporate Secretary                        G. Marvin Lowder

     Assistant Secretary                        One or more to be
                                                appointed in Gastonia and
                                                Hickory, NC


Messrs. Aaron and Hall will remain as President respectively, of Catawba and First Gaston. All other officer positions within each of the subsidiary banks will be determined by the respective boards of directors of each bank.

Definitive Agreement

We mutually agree to proceed in good faith toward negotiation and execution of a definitive agreement (the "Agreement") which shall provide for the reorganization as described above and contain representations, covenants and conditions as are typical for transactions of this type. Such Agreement must be finalized and executed by the parties hereto by the close of business on June 29, 2001 or the proposal as set forth herein shall expire. Conditions to the closing of the reoganization, to be more fully set forth in the Agreement, will include, without limitation, the following:

     1. Requisite approval of the reorganization by the Boards of Directors and shareholders of each of CVB, Catawba and First Gaston;

     2. Approval of such federal, state and other regulatory agencies and authorities as necessary or advisable to effect the reorganization;

     3. Receipt of an opinion of a tax advisor mutually acceptable to the parties hereto, in form and substance that is satisfactory to each of the parties hereto, that the

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          reorganization constitutes a tax free reorganization pursuant to the appropriate provisions of the Internal Revenue Code;

     4. The accuracy of various representations and warranties and the performance of covenants of each of the parties hereto as set forth in the Agreement;

     5. The receipt by each of the parties hereto of an opinion from its financial advisor that the reorganization is fair, from a financial point of view, to its shareholders;

     6. The effectiveness of a registration statement filed with the Securities and Exchange Commission for the shares of CVB to be exchanged for the shares of common stock of First Gaston; and

     7. The exercise of dissenters rights pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes by the holders of no more than 10% of the shares of common stock of either CVB or First Gaston.

DUE DILIGENCE

This Letter of Intent is, and the Agreement will be, subject to a satisfactory due diligence by the parties hereto of their respective books, records, business and affairs of the other party hereto. To that end, both parties shall provide to the other and their employees, accountants, counsel or other representatives, access to all of their books, records, files and other information (whether maintained electronically or otherwise), to all of their business properties and facilities, as well as to all of their employees, accountants, counsel and consultants as is necessary and appropriate for proper due diligence investigation. Both of the parties hereto mutually agree to maintain the confidentiality of information received from the other in such due diligence investigation and shall not use any such information except in furtherance of the proposed reorganization. If either of the parties hereto notifies the other party in writing that it does not wish to continue with discussions leading to the reorganization, the other party shall promptly return or destroy all documents, copies and work papers containing confidential information received from the other party.

NO SOLICITATION

Until the earlier of (i) the execution of the Agreement; (ii) written notice from the other that it does not intend to continue discussions outlined herein; or (iii) June 29, 2001, the parties hereto shall deal exclusively with each other in connection with any merger or sale and neither party hereto nor any of their officers, employees, agents or representatives will, directly or indirectly, without the prior written consent of each of the other, solicit, encourage or initiate any offer or proposal from, or engage in any discussion or negotiation with, or provide any information to, any party or entity other than the other party hereto and their representatives, regarding the sale or merger of their institution. If any party hereto receives any unsolicited proposal with respect to the foregoing, he will immediately communicate to the other party hereto the terms of such proposal.

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PUBLIC ANNOUNCEMENT

Each of the parties hereto agrees that it will not issue any press release or otherwise disclose the fact that negotiations are taking place between the parties hereto without approval of the other party hereto unless, in the good faith opinion of securities counsel for the disclosing party, such disclosure is required by law.

Except for the confidentiality provisions stated above, the nonsolicitation provisions stated above, and the provisions relating to public announcements, this Letter of Intent represents only our current good faith intention to negotiate and enter into the Agreement pursuant to the terms discussed herein and is not intended to be a binding agreement between either of the parties hereto.


CATAWBA VALLEY BANCSHARES, INC.


By:  /s/ R. Steve Aaron
     ------------------
     R. Steve Aaron, President and CEO



CATAWBA VALLEY BANK


By:  /s/ R. Steve Aaron
     ------------------
     R. Steve Aaron, President and CEO



FIRST GASTON BANK OF NORTH CAROLINA


By:  /s/ W. Alex Hall
     ----------------
     W. Alex Hall, President and CEO


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